Exhibit 10.2

Omnibus Incentive Compensation Plan

2008 Stock Unit/Restricted Stock Agreement

Grantee
Date of Grant	Effective February 27, 2008
Number of Stock Units Granted:	Total of ______ Stocks Units
Tranche A
Tranche B
Tranche C

1. Stock Unit Grants.  I am pleased to inform you that you have been granted Stock Units with respect to shares of common stock of Frontier Oil Corporation (the “Company”) under the Frontier Oil Corporation Omnibus Incentive Compensation Plan (the “Plan”).  A Stock Unit is a notional (phantom) share of Company stock.  The terms of the grants are subject to the terms of the Plan and this Agreement, which includes Attachment A hereto.

2. Performance Goals/Restricted Stock Grants.  If, and to the extent, the Performance Goal applicable to a Tranche of Stock Units is achieved and certified by the Committee (as set forth on Attachment A), at the end of the Performance Period you will receive, in cancellation of and in exchange for your Stock Units subject to that Tranche, a number of shares of Restricted Stock (except with respect to the Tranche C Stock Units for which you will receive fully vested shares of Company Stock (“Vested Shares”) instead of Restricted Stock) equal to the product of the applicable Stock Units earned percentage set forth in Item I on Attachment A and the number of Stock Units granted to you with respect to that Tranche.  If the Threshold for a particular Tranche is not achieved for the Performance Period, all Stock Units that are subject to that Tranche will automatically be cancelled without payment at the end of the Performance Period.

3.           Vesting.  To the extent Stock Units are earned with respect to Tranche A or Tranche B and shares of Restricted Stock are granted to you at the end of the Performance Period, then, subject to the further provisions of this Agreement, those shares of Restricted Stock will vest as follows:  one-third on June 30, 2009, one-third on June 30, 2010 and the final one-third on June 30, 2011. Shares issued with respect to Stock Units that are subject to Tranche C will be Vested Shares.

Notwithstanding the above vesting schedule, upon the occurrence of any of the following events during the Vesting Period (the period beginning January 1, 2009 and ending June 30, 2011), all shares of Restricted Stock then outstanding, if any, shall become vested or forfeitable, as the case may be, as provided below:

(a)
Death, Retirement or Disability.  If you cease to be an employee of the Company and its Affiliates during the Vesting Period as a result of your death, Retirement or a disability that entitles you to disability benefits under the Company’s long-term disability plan, any shares of Restricted Stock then outstanding automatically shall become 100% vested upon your termination of employment.  As used herein, “Retirement” means your termination of employment with the Company and its Affiliates for reasons other than Cause after your 55th birthday and with the consent of the Committee.

(b)
Other Terminations.  If you cease to be an employee of the Company and its Affiliates (i) during the Performance Period for any reason, all Stock Units awarded to you automatically shall be forfeited without payment upon your termination and (ii) during the Vesting Period for any reason other than due to death, Retirement or disability as provided in paragraph 3(a) above, all shares of Restricted Stock then outstanding, if any, (or earned but not yet granted to you after the Performance Period, if any) automatically shall be forfeited without payment upon your termination of employment.  However, if you Retire per the definition in Section 3(a) above during a multi-year performance period, that performance period will be shortened to end on the actual retirement date as long as the modified performance period is at least a year in length, and your award and payment will be determined by the modified performance period.  Otherwise, retirement during a performance period will result in forfeiture of Stock Units.

(c)
Change of Control.  Upon the occurrence of a Change of Control (A) during the Performance Period, your Stock Units shall be cancelled in full on such date and you will be paid (i) a number of Shares equal to 125% of the number of Stock Units then credited to you plus (ii) an amount of cash equal to the amount of cash and stock dividend equivalents that would have been then credited to you if the Stock Units instead had been shares of Restricted Stock and (B) during the Vesting Period, (i) all shares of Restricted Stock, if any, then outstanding (or earned but not yet granted to you after the Performance Period, if any) automatically shall become 100% vested on such date and (ii) you will be paid all dividend equivalents (in cash or stock, as applicable) then credited to you pursuant to Section 4.

For purposes of this Agreement, “employment with the Company” shall include being an employee or a Director of, or a Consultant to, the Company or an Affiliate.

4. Dividend Equivalents.  If you receive a grant of Restricted Stock or are paid Vested Shares pursuant to Section 2, then, on or as soon as practicable following the vesting of a share of Restricted Stock (but not later than 2½ months after such vesting date), or the receipt of the Vested Shares, as the case may be, the Company shall pay you (i) an amount of cash equal to the value of all cash dividends the Company has paid with respect to a share of Company stock during the period beginning on the Date of Grant and ending on the date the share of Restricted Stock became vested or the Vested Share was issued (the “Dividend Period”) and (ii) a number of Shares equal to the number of stock dividends paid during the Dividend Period with respect to a Share.  Dividend equivalents (cash or stock) shall not be payable with respect to any Stock Unit that is not earned or any share of Restricted Stock that is forfeited.

5. Nontransferability of Award.  The Stock Units and any shares of Restricted Stock granted to you may not be transferred in any manner otherwise than by will or by the laws of descent or distribution.  The terms of the Plan and this Agreement shall be binding upon your executors, administrators, heirs, successors and assigns.

6. Entire Agreement; Governing Law.  The Plan is incorporated herein by reference.  The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and, except as expressly provided in this Agreement, supersede in their entirety all prior undertakings and agreements between you and the Company with respect to the same.  This Agreement is governed by the internal substantive laws, but not the choice of law rules, of the State of Texas.

7. Withholding of Tax.  To the extent that the vesting or payment of Stock Units, Restricted Stock, Vested Shares or payment of a dividend equivalent results in the receipt of compensation by you with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by you that are acceptable to the Company or such Affiliate, you shall deliver to the Company or an Affiliate such amount of money as the Company or an Affiliate may require to meet its withholding obligations under such applicable law; provided, however, you may direct the Company to withhold such number of Shares that would otherwise be delivered to you hereunder upon vesting that have an aggregate fair market value that does not exceed the amount of taxes required to be withheld by the Company or an Affiliate.  No delivery of Shares shall be made pursuant to this Agreement until you have paid or made arrangements approved by the Company or an Affiliate to satisfy in full the applicable tax withholding requirements of the Company or an Affiliate.

8. Amendment.  This Agreement may be modified only by a written agreement signed by you and an officer of the Company who is expressly authorized by the Company to execute such document; provided, however, notwithstanding the foregoing, the Company may make any change to this agreement without your consent if such change is not materially adverse to your rights under this Agreement.

9. General.  By accepting this grant, you agree that the Stock Units, shares of Restricted Stock, if granted, and vested Stock are granted or issued under and governed by the terms and conditions of the Plan and this Agreement.  In the event of any conflict, the terms of the Plan shall control.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.

10. Change of Control and/or Severance Agreement.  Notwithstanding anything in this Agreement to the contrary, the terms of any Change of Control and/or Severance Agreement between you and the Company in effect on the Date of Grant are incorporated herein by reference and to the extent such agreement continues to be in effect on any relevant date hereunder, shall control over any provisions in this Agreement in conflict with the terms of such Change of Control and/or Severance Agreement.

FRONTIER OIL CORPORATION

By:___________________________
Name:  James R. Gibbs
Title:    Chairman, President and CEO

EMPLOYEE:

_______________________________

ATTACHMENT A
I.           Performance Goals

The Performance Period shall be (i) the 2008 calendar year for Tranche A and Tranche B Stock Units and (ii) the 2008, 2009 and 2010 three-year calendar period for the Tranche C Stock Units.

A.           Tranche A Stock Units: Net Income

Net Income for Performance Period [1]	Award Level	Stock Units Earned as a % of Target [2]
<$151.2 MM	< Threshold	-0-
$151.2 MM	Threshold	75%
$189.0 MM	Target	100%
$226.8 MM	Maximum	125%
[1]  Net income as reported in the Company’s Annual Report to Shareholders for 2008, subject to adjustment as provided in Item II below.

[2]  If Net Income falls between two Award Levels, the percentage of Stock Units earned will be interpolated on a straight line basis between the two closest points in the table above.

B.           Tranche B Stock Units: Return on Capital Employed1 (“ROCE”) vs Peers

ROCE vs Peers [2]	Award Level	Stock Units Earned as a % of Target [3]
<0.80	<Threshold	-0-
0.80	Threshold	75%
1.05	Target	100%
1.30	Maximum	125%
1 ROCE is calculated as EBITDA divided by (average of the beginning of year and end of year Shareholders Equity plus the average of the beginning of year and end of year net debt).
2   ROCE vs Peers is calculated by dividing the Company’s 2008 ROCE by the simple average 2008 ROCE achieved by the following independent refiners: Holly Corporation, Valero Corporation, Tesoro Corporation, Western Refining, Sunoco Corporation and Alon USA Energy.

3 If ROCE vs Peers falls between two Award Levels, the percentage of Stock Units earned will be interpolated on a straight-line basis between the two closest points in the table above.

C.           Tranche C Stock Units:  3-year Total Shareholder Return (“TSR”) vs Peers

TSR vs Peers [1]	Award Level	Stock Units Earned as a % of Target [2]
<0.80	<Threshold	-0-
0.80	Threshold	75%
1.05	Target	100%
1.30	Maximum	125%
[1] 3-year TSR vs Peers is calculated by dividing the sum of one plus the Company’s three-year TSR (from January 2008 to December 2010) by the sum of one plus the average TSR for the same period for the following companies: Holly Corporation, Valero Corporation, Tesoro Corporation, Western Refining, Sunoco Corporation and Alon USA Energy. TSR equals the percentage change in share price plus the total yield attributable to cash and stock dividends for the three-year period.  The January 2008 stock price will be calculated using the average closing prices on the stock for the first twenty trading days of January 2008; the December 2010 stock price will be calculated using the average closing prices on the stock for the final twenty trading days in December 2010.

2 If TSR vs Peers falls between two Award Levels, the percentage of Stock Units earned will be interpolated on a straight-line basis between the two closest points in the table above.

II.           Adjustments to Performance Goals for Certain Events

If, during the Performance Period, there is change in accounting standards required by the Financial Accounting Standards Board, the performance goals in the above tables A & B shall be adjusted as appropriate to disregard the effect of such change.

In the event of an acquisition or disposition of a business operation by the Company or an Affiliate during the Performance Year, or any other Extraordinary Item(s) (as determined for GAAP purposes and reflected in the Company’s Annual Report to Stockholders) during the Performance Period, for purposes of comparing results with the performance goals for the Performance Period, the actual results and the dollar amount of the performance goals shall exclude the effect of such acquisition, disposition or other Extraordinary Item(s) (applies to tables A and B only).

If a Peer company ceases to be publicly traded during the three-year Performance Period, such company shall be excluded from the calculation.

Notwithstanding the foregoing, however, an adjustment pursuant to this Section II may be made only to the extent the adjustment does not cause the award to cease to qualify as a “performance-based” award under IRC Section 162(m) and applicable Treasury regulations thereunder.

III.           Committee Certification

As soon as reasonably practical following the end of the Performance Period, the Committee shall review the Performance Goal results for the Performance Period (as adjusted by the Company, if applicable) and certify those results in writing.  No cash payments, shares of Restricted Stock or Vested Shares shall become paid or issuable to you prior to the Committee’s certification.   However, Committee certification shall not apply in the event of a Change of Control.